                                                                      EXHIBIT 12




                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                  June 30,                               Year Ended
                                             2000        1999        1999        1998        1997        1996        1995
                                           --------    --------    --------    --------    --------    --------    --------
Income before income
  taxes, equity in earnings of non-
  consolidated affiliates and
  extraordinary item                         40,702     172,799     220,213     117,922     104,077      71,240      49,817
Dividends and other received from
  nonconsolidated affiliates                    920      10,539       7,079       9,168       4,624      10,430       1,432

Total                                        41,622     183,338     227,292     127,090     108,701      81,670      51,249

Fixed Charges
Interest expense                            125,460      78,842     192,321     135,766      75,076      30,080      20,752
Amortization of loan fees                       156         649       1,970       2,220       1,451         506       1,004
Interest portion of rentals                  40,536       9,627      24,511      16,044       6,120         424         361

Total fixed charges                         166,152      89,118     218,802     154,030      82,647      31,010      22,117

Preferred stock dividends
Tax effect of preferred dividends                --          --          --          --          --          --          --
After tax preferred dividends                    --          --          --          --          --          --          --
Total fixed charges and
  preferred dividends                       166,152      89,118     218,802     154,030      82,647      31,010      22,117

Total earnings available for
 payment of fixed charges                   207,774     272,456     446,094     281,120     191,348     112,680      73,366
Ratio of earnings to fixed
  Charges                                      1.25        3.06        2.04        1.83        2.32        3.63        3.32

Rental fees and charges                     202,678     120,333     306,393     200,550      76,500       5,299       4,510
Interest rate                                    20%          8%          8%          8%          8%          8%          8%